HomeTrust Bancshares, Inc. Announces Financial Results for the First Quarter of Fiscal Year 2023
and an Increase in the Quarterly Dividend
ASHEVILLE, N.C., October 26, 2022 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the first quarter of fiscal year 2023 and an increase in its quarterly cash dividend.
For the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022:
•net income was $9.2 million compared to net income of $6.0 million;
•diluted earnings per share ("EPS") was $0.60 compared to $0.39;
•annualized return on assets ("ROA") was 1.02% compared to 0.68%;
•annualized return on equity ("ROE") was 9.25% compared to 6.19%;
•net interest income was $34.5 million compared to $28.9 million;
•provision for credit losses was $4.0 million compared to $3.4 million;
•noninterest income was $7.4 million compared to $9.7 million;
•net loan growth was $98.5 million, or 14.2% annualized, compared to $69.8 million, or 10.3% annualized; and
•quarterly cash dividends continued at $0.09 per share totaling $1.4 million.
For the quarter ended September 30, 2022 compared to the quarter ended September 30, 2021:
•net income was $9.2 million compared to a net income of $10.5 million;
•diluted EPS was $0.60 compared to $0.65;
•annualized ROA was 1.02% compared to 1.20%;
•annualized ROE was 9.25% compared to 10.62%;
•net interest income was $34.5 million compared to $27.7 million;
•provision for credit losses was $4.0 million compared to a net benefit of $1.5 million;
•noninterest income was $7.4 million compared to $10.4 million;
•net loan growth was $98.5 million, or 14.2% annualized, compared to a decrease of $13.6 million, or (2.0)% annualized; and
•quarterly cash dividends of $0.09 per share totaling $1.4 million compared to $0.08 per share totaling $1.3 million.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per common share, reflecting a $0.01, or 11.1%, increase over the previous quarter's dividend. This is the fourth increase of the quarterly dividend since the Company initiated cash dividends in November 2018. The dividend is payable on December 1, 2022 to shareholders of record as of the close of business on November 17, 2022.
“The Company’s strong end to the prior fiscal year carried over to the first quarter,” said Hunter Westbrook, President and Chief Executive Officer. “This quarter we grew our loan portfolio by $98.5 million, an annualized growth rate of 14.2%, which was distributed across our business lines. Our growth over the last two quarters, combined with an increase in our tax equivalent net interest margin from 3.53% to 4.13% this quarter, resulted in an increase in net interest income of $5.7 million, or 19.6%, over the prior quarter. This growth more than offset the decline in noninterest income caused by the continued slowdown in the mortgage market as a result of rising interest rates.
“Due to our loan growth and expected higher unemployment rates, we recorded another sizeable provision for credit losses this quarter; however, to this point credit metrics, including the levels of nonperforming and classified credits, remain at historically low levels. We will continue to prudently focus on the asset origination capacity of all our lines of business, while maintaining the credit culture that has supported our growth in recent years.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended September 30, 2022 and June 30, 2022
Net Income.  Net income totaled $9.2 million, or $0.60 per diluted share, for the three months ended September 30, 2022 compared to net income of $6.0 million, or $0.39 per diluted share, for the three months ended June 30, 2022, an increase of $3.2 million, or 52.7%. The results for the three months ended September 30, 2022 were positively impacted by a $5.7 million increase in net interest income, partially offset by a $2.3 million decrease in noninterest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	September 30, 2022			June 30, 2022
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets
Interest-earning assets
Loans receivable(1)	$2,880,148	$33,522	4.62%	$2,807,969	$28,457	4.06%
Commercial paper	214,214	1,116	2.07	295,485	852	1.16
Debt securities available for sale	135,015	678	1.99	118,075	483	1.64
Other interest-earning assets(3)	113,821	888	3.10	92,026	628	2.74
Total interest-earning assets	3,343,198	36,204	4.30	3,313,555	30,420	3.68
Other assets	243,113			255,596
Total assets	3,586,311			3,569,151
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$654,154	$268	0.16%	$664,966	$340	0.20%
Money market accounts	968,084	521	0.21	979,816	350	0.14
Savings accounts	238,992	45	0.07	235,848	42	0.07
Certificate accounts	476,761	561	0.47	485,978	500	0.41
Total interest-bearing deposits	2,337,991	1,395	0.24	2,366,608	1,232	0.21
Borrowings	1,526	12	3.12	26,761	35	0.52
Total interest-bearing liabilities	2,339,517	1,407	0.24	2,393,369	1,267	0.21
Noninterest-bearing deposits	800,912			738,734
Other liabilities	51,485			46,928
Total liabilities	3,191,914			3,179,031
Stockholders' equity	394,397			390,120
Total liabilities and stockholders' equity	3,586,311			3,569,151
Net earning assets	$1,003,681			$920,186
Average interest-earning assets to average interest-bearing liabilities	142.90%			138.45%
Tax-equivalent
Net interest income		$34,797			$29,153
Interest rate spread			4.06%			3.47%
Net interest margin(4)			4.13%			3.53%
Non-tax-equivalent
Net interest income		$34,520			$28,859
Interest rate spread			4.02%			3.43%
Net interest margin(4)			4.10%			3.49%
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $277 and $294 for the three months ended September 30, 2022 and June 30, 2022, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(4)Net interest income divided by average interest-earning assets.
Total interest and dividend income for the three months ended September 30, 2022 increased $5.8 million, or 19.3%, compared to the three months ended June 30, 2022, which was driven by a $5.1 million, or 18.0%, increase in interest income on loans. The overall increase in average yield on interest-earning assets was the result of rising interest rates, while the rate paid on interest-bearing liabilities has not increased as rapidly. Specific to the commercial paper and debt securities available for sale, the Company has intentionally maintained relatively short-term duration portfolios which has allowed, and will continue to allow, the Company to take advantage of rising rates when reinvesting the proceeds of maturing instruments.

Total interest expense for the three months ended September 30, 2022 increased $140,000, or 11.0%, compared to the three months ended June 30, 2022. The increase was driven by a $163,000, or 13.2%, increase in interest expense on deposits as a result of a 3 basis point increase in the associated average cost of funds, offset by a $23,000 decrease in interest expense on borrowings.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

(Dollars in thousands)	Increase/ (Decrease) Due to		Total Increase/ (Decrease)
	Volume	Rate
Interest-earning assets
Loans receivable	$1,096	$3,969	$5,065
Commercial paper	(222)	486	264
Debt securities available for sale	77	118	195
Other interest-earning assets	158	102	260
Total interest-earning assets	1,109	4,675	5,784
Interest-bearing liabilities
Interest-bearing checking accounts	(3)	(69)	(72)
Money market accounts	1	170	171
Savings accounts	1	2	3
Certificate accounts	(3)	64	61
Borrowings	(33)	10	(23)
Total interest-bearing liabilities	(37)	177	140
Net increase in tax equivalent interest income			$5,644
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses ("CECL") model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
	September 30, 2022	June 30, 2022	$ Change	% Change
Provision for credit losses
Loans	$3,694	$2,942	$752	26%
Off-balance-sheet credit exposure	443	566	(123)	(22)
Commercial paper	(150)	(95)	(55)	(58)
Total provision for credit losses	$3,987	$3,413	$574	17%
For the quarter ended September 30, 2022, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $83,000 during the quarter:
•$1.3 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$1.1 million provision driven by a projected worsening of the economic forecast, specifically the national unemployment rate.
•$1.3 million provision driven by loan growth, changes in the loan mix, and qualitative adjustments.
For the quarter ended June 30, 2022, the "loans" portion of the provision for credit losses was the result of the following, offset by net recoveries of $714,000 during the quarter:
•$1.2 million provision specific to fintech portfolios.
•$0.8 million provision driven by a projected worsening of the economic forecast, specifically the national unemployment rate.
•$0.8 million provision driven by loan growth, changes in the loan mix, and qualitative adjustments.
•$0.8 million provision to fully reserve a single individually evaluated commercial loan relationship where the borrower's financial performance deteriorated during the quarter.
For both periods presented, a provision for credit losses for off-balance-sheet credit exposure was required for the same reasons outlined above rather than as a result of significant increases in outstanding commitments.

Noninterest Income.  Noninterest income for the three months ended September 30, 2022 decreased $2.3 million, or 23.7%, when compared to the quarter ended June 30, 2022. Changes in selected components of noninterest income are discussed below:

	Three Months Ended
	September 30, 2022	June 30, 2022	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,338	$2,361	$(23)	(1)%
Loan income and fees	570	649	(79)	(12)
Gain on sale of loans held for sale	1,586	1,949	(363)	(19)
BOLI income	527	500	27	5
Operating lease income	1,585	1,472	113	8
Gain on sale of debt securities available for sale	—	1,895	(1,895)	(100)
Other	804	890	(86)	(10)
Total noninterest income	$7,410	$9,716	$(2,306)	(24)%
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by a decrease in volume of residential mortgage loans sold during the period as a result of rising interest rates. During the quarter ended September 30, 2022, $20.9 million of residential mortgage loans originated for sale were sold with gains of $493,000 compared to $38.3 million sold with gains of $835,000 for the quarter ended June 30, 2022. There were $12.1 million of sales of the guaranteed portion of SBA commercial loans with gains of $891,000 in the current quarter compared to $11.2 million sold and gains of $904,000 in the prior quarter. Lastly, the Company sold $22.8 million of home equity lines of credit ("HELOCs") during the current quarter for a gain of $202,000 compared to $22.8 million sold and gains of $210,000 in the prior quarter.
•Gain on sale of debt securities available for sale: The decrease in the gain was driven by the sale of seven trust preferred securities during the quarter ended June 30, 2022 which had previously been written down to zero through purchase accounting adjustments from a merger in a prior period. No other securities were sold during either period presented.
Noninterest Expense.  Noninterest expense for the three months ended September 30, 2022 decreased $1.4 million, or 4.9%, when compared to the three months ended June 30, 2022. Changes in selected components of noninterest expense are discussed below:

	Three Months Ended
	September 30, 2022	June 30, 2022	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$14,815	$14,709	$106	1%
Occupancy expense, net	2,408	2,491	(83)	(3)
Computer services	2,763	2,811	(48)	(2)
Telephone, postage and supplies	603	599	4	1
Marketing and advertising	590	473	117	25
Deposit insurance premiums	542	432	110	25
Core deposit intangible amortization	34	42	(8)	(19)
Merger-related expenses	474	—	474	100
Officer transition agreement expense	—	1,795	(1,795)	(100)
Other	3,872	4,107	(235)	(6)
Total noninterest expense	$26,101	$27,459	$(1,358)	(5)%
•Merger-related expenses: On July 24, 2022, the Company entered into an Agreement and Plan of Merger with Quantum Capital Corp. The expense for the three months ended September 30, 2022 are costs incurred related to due diligence and legal work performed associated with the transaction. No such expense was incurred in the quarter ended June 30, 2022.
•Officer transition agreement expense: In May 2022, the Company entered into an amended and restated employment and transition agreement with the Company's Chairman and former CEO. As part of this agreement, the full amount of the estimated separation payment was accrued in the quarter ended June 30, 2022. No such expenses were incurred in the quarter ended September 30, 2022.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the three months ended September 30, 2022 increased $965,000 as a result of higher taxable income in the current quarter and an increase in the effective tax rate which moved from 21.8% to 22.3% quarter-over-quarter.

Comparison of Results of Operations for the Three Months Ended September 30, 2022 and September 30, 2021
Net Income.  Net income totaled $9.2 million, or $0.60 per diluted share, for the three months ended September 30, 2022 compared to net income of $10.5 million, or $0.65 per diluted share, for the three months ended September 30, 2021, a decrease of $1.3 million, or 12.6%. The results for the three months ended September 30, 2022 were negatively impacted by an increase of $5.4 million in the provision for credit losses and a $2.9 million decrease in noninterest income, partially offset by a $6.8 million increase in net interest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	September 30, 2022			September 30, 2021
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets
Interest-earning assets
Loans receivable(1)	$2,880,148	$33,522	4.62%	$2,819,716	$28,205	3.97%
Commercial paper	214,214	1,116	2.07	160,857	155	0.38
Debt securities available for sale	135,015	678	1.99	138,435	524	1.50
Other interest-earning assets(3)	113,821	888	3.10	138,438	731	2.09
Total interest-earning assets	3,343,198	36,204	4.30	3,257,446	29,615	3.61
Other assets	243,113			260,976
Total assets	3,586,311			3,518,422
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$654,154	$268	0.16%	$635,456	$397	0.25%
Money market accounts	968,084	521	0.21	988,990	367	0.15
Savings accounts	238,992	45	0.07	223,658	41	0.07
Certificate accounts	476,761	561	0.47	457,865	767	0.67
Total interest-bearing deposits	2,337,991	1,395	0.24	2,305,969	1,572	0.27
Borrowings	1,526	12	3.12	55,464	26	0.18
Total interest-bearing liabilities	2,339,517	1,407	0.24	2,361,433	1,598	0.27
Noninterest-bearing deposits	800,912			708,219
Other liabilities	51,485			52,305
Total liabilities	3,191,914			3,121,957
Stockholders' equity	394,397			396,465
Total liabilities and stockholders' equity	3,586,311			3,518,422
Net earning assets	$1,003,681			$896,013
Average interest-earning assets to average interest-bearing liabilities	142.90%			137.94%
Tax-equivalent
Net interest income		$34,797			$28,017
Interest rate spread			4.06%			3.34%
Net interest margin(4)			4.13%			3.41%
Non-tax-equivalent
Net interest income		$34,520			$27,707
Interest rate spread			4.02%			3.30%
Net interest margin(4)			4.10%			3.37%
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $277 and $310 for the three months ended September 30, 2022 and September 30, 2021, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(4)Net interest income divided by average interest-earning assets.
Total interest and dividend income for the three months ended September 30, 2022 increased $6.6 million, or 22.6%, compared to the three months ended September 30, 2021, which was driven by a $5.4 million, or 19.2%, increase in interest income on loans, and a $961,000, or 620.0%, increase in interest income on commercial paper. The overall increase in average yield on interest-earning assets was the result of rising interest rates, while the rate paid on interest-bearing liabilities has not increased as rapidly. Specific to the commercial paper and debt securities available for sale, the Company has intentionally maintained relatively short-term duration portfolios which has allowed, and will continue to allow, the Company to take advantage of rising rates when reinvesting the proceeds of maturing instruments.

Total interest expense for the three months ended September 30, 2022 decreased $191,000, or 12.0%, compared to the three months ended September 30, 2021. The decrease was driven by a $177,000, or 11.3%, decrease in interest expense on deposits as a result of a 3 basis point decrease in the associated average cost of funds.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

(Dollars in thousands)	Increase/ (Decrease) Due to		Total Increase/ (Decrease)
	Volume	Rate
Interest-earning assets
Loans receivable	$604	$4,713	$5,317
Commercial paper	51	910	961
Debt securities available for sale	(13)	167	154
Other interest-earning assets	(130)	287	157
Total interest-earning assets	512	6,077	6,589
Interest-bearing liabilities
Interest-bearing checking accounts	12	(141)	(129)
Money market accounts	(8)	162	154
Savings accounts	3	1	4
Certificate accounts	32	(238)	(206)
Borrowings	(25)	11	(14)
Total interest-bearing liabilities	14	(205)	(191)
Net increase in tax equivalent interest income			$6,780
Provision (Benefit) for Credit Losses.  The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Three Months Ended
	September 30, 2022	September 30, 2021	$ Change	% Change
Provision (benefit) for credit losses
Loans	$3,694	$(1,335)	$5,029	(377)%
Off-balance-sheet credit exposure	443	(125)	568	(454)
Commercial paper	(150)	—	(150)	(100)
Total provision (benefit) for credit losses	$3,987	$(1,460)	$5,447	(373)%
For the quarter ended September 30, 2022, the "loans" portion of the provision (benefit) for credit losses was the result of the following, offset by net charge-offs of $83,000 during the quarter:
•$1.3 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$1.1 million provision driven by a projected worsening of the economic forecast, specifically the national unemployment rate.
•$1.3 million provision driven by loan growth, changes in the loan mix, and qualitative adjustments.
For the quarter ended September 30, 2021, the "loans" portion of the benefit for credit losses was driven by a slight improvement in the economic forecast, as more clarity was gained regarding the impact of COVID-19 upon the loan portfolio.

Noninterest Income.  Noninterest income for the three months ended September 30, 2022 decreased $2.9 million, or 28.4%, when compared to the quarter ended September 30, 2021. Changes in selected components of noninterest income are discussed below:

	Three Months Ended
	September 30, 2022	September 30, 2021	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,338	$2,372	$(34)	(1)%
Loan income and fees	570	979	(409)	(42)
Gain on sale of loans held for sale	1,586	4,057	(2,471)	(61)
BOLI income	527	518	9	2
Operating lease income	1,585	1,540	45	3
Gain on sale of debt securities available for sale	—	—	—	—
Other	804	886	(82)	(9)
Total noninterest income	$7,410	$10,352	$(2,942)	(28)%
•Loan income and fees: The decrease in loan income and fees during the quarter ended September 30, 2022 was the result of lower prepayment and underwriting fees recognized during the period compared to the same period last year.
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by a decrease in the volume of residential mortgage loans, SBA commercial loans, and HELOCs sold during the period as a result of rising interest rates. During the quarter ended September 30, 2022, $20.9 million of residential mortgage loans originated for sale were sold with gains of $493,000 compared to $63.8 million sold with gains of $2.1 million for the quarter ended September 30, 2021. There were $12.1 million of sales of the guaranteed portion of SBA commercial loans with gains of $891,000 in the current quarter compared to $14.4 million sold and gains of $1.7 million for the same period in the prior year. Lastly, the Company sold $22.8 million of HELOCs during the quarter for a gain of $202,000 compared to $47.4 million sold and gains of $267,000 in the same period last year.
Noninterest Expense.  Noninterest expense for the three months ended September 30, 2022 increased $85,000, or 0.3%, when compared to the three months ended September 30, 2021. Changes in selected components of noninterest expense are discussed below:

	Three Months Ended
	September 30, 2022	September 30, 2021	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$14,815	$15,280	$(465)	(3)%
Occupancy expense, net	2,408	2,317	91	4
Computer services	2,763	2,521	242	10
Telephone, postage and supplies	603	650	(47)	(7)
Marketing and advertising	590	705	(115)	(16)
Deposit insurance premiums	542	566	(24)	(4)
Core deposit intangible amortization	34	93	(59)	(63)
Merger-related expenses	474	—	474	100
Officer transition agreement expense	—	—	—	—
Other	3,872	3,884	(12)	—
Total noninterest expense	$26,101	$26,016	$85	—%
•Salaries and employee benefits: The decrease in salaries and employee benefits expense is primarily the result of branch closures and lower mortgage banking incentive pay as a result of the reduction in the volume of originations due to rising interest rates.
•Merger-related expenses: On July 24, 2022, the Company entered into an Agreement and Plan of Merger with Quantum Capital Corp. The expense for the three months ended September 30, 2022 are costs incurred related to due diligence and legal work performed associated with the transaction. No such expense was incurred in the quarter ended September 30, 2021.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate, and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the three months ended September 30, 2022 decreased $333,000 as a result of lower taxable income in the current quarter compared to the corresponding period in the prior year, partially offset by an increase in the effective tax rate from 22.0% to 22.3% between periods.

Balance Sheet Review
Total assets increased by $5.9 million to $3.6 billion and total liabilities decreased by $1.4 million to $3.2 billion, respectively, at September 30, 2022 as compared to June 30, 2022. The decrease in commercial paper of $109.1 million was used to fund loan growth of $98.5 million and an increase of $34.8 million in available for sale debt securities during the period.
Stockholders' equity increased $7.4 million to $396.2 million at September 30, 2022 as compared to June 30, 2022. Activity within stockholders' equity included $9.2 million in net income, $1.2 million in stock-based compensation and stock option exercises, offset by $1.4 million in cash dividends declared and a $1.6 million decline in accumulated other comprehensive income associated with available for sale debt securities. As of September 30, 2022, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $38.3 million, or 1.34% of total loans, at September 30, 2022 compared to $34.7 million, or 1.25% of total loans, as of June 30, 2022. The drivers of this quarter-over-quarter change are discussed in the "Three Months Ended September 30, 2022 and June 30, 2022" section above.
Net loan charge-offs totaled $83,000 for the three months ended September 30, 2022 compared to net recoveries of $714,000 for the three months ended June 30, 2022. Net charge-offs as a percentage of average loans were 0.01% for the three months ended September 30, 2022 compared to net recoveries of 0.10% for the prior quarter.
Nonperforming assets increased by $706,000, or 11.2%, to $7.0 million, or 0.20% of total assets, at September 30, 2022 compared to $6.3 million, or 0.18% of total assets, at June 30, 2022. Nonperforming assets included $6.8 million in nonaccruing loans and $200,000 of real estate owned ("REO") at September 30, 2022, compared to $6.1 million and $200,000 in nonaccruing loans and REO, respectively, at June 30, 2022. Nonperforming loans to total loans was 0.24% at September 30, 2022 and 0.22% at June 30, 2022.
The ratio of classified assets to total assets decreased to 0.54% at September 30, 2022 from 0.61% at June 30, 2022. Classified assets decreased $2.2 million, or 10.2%, to $19.3 million at September 30, 2022 compared to $21.5 million at June 30, 2022, due to loan paydowns.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of September 30, 2022, the Company had assets of $3.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and labor shortages, and market liquidity, both nationally and in our market areas; expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities, including the proposed acquisition of Quantum Capital Corp. might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2022	June 30, 2022(1)	March 31, 2022	December 31, 2021	September 30, 2021
Assets
Cash	$18,026	$20,910	$19,783	$20,586	$22,431
Interest-bearing deposits	76,133	84,209	32,267	14,240	20,142
Cash and cash equivalents	94,159	105,119	52,050	34,826	42,573
Commercial paper, net	85,296	194,427	312,918	254,157	196,652
Certificates of deposit in other banks	27,535	23,551	28,125	34,002	35,495
Debt securities available for sale, at fair value	161,741	126,978	106,315	121,851	124,576
FHLB and FRB stock	9,404	9,326	10,451	10,368	10,360
SBIC investments, at cost	12,235	12,758	12,589	11,749	10,531
Loans held for sale	76,252	79,307	85,263	102,070	105,161
Total loans, net of deferred loan fees and costs	2,867,783	2,769,295	2,699,538	2,696,072	2,719,642
Allowance for credit losses – loans	(38,301)	(34,690)	(31,034)	(30,933)	(34,406)
Loans, net	2,829,482	2,734,605	2,668,504	2,665,139	2,685,236
Premises and equipment, net	68,705	69,094	69,629	69,461	68,568
Accrued interest receivable	9,667	8,573	7,980	8,200	8,429
Deferred income taxes, net	11,838	11,487	12,494	12,019	15,722
Bank owned life insurance ("BOLI")	95,837	95,281	94,740	94,209	93,679
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles, net	58	93	135	185	250
Other assets	47,339	52,967	54,954	58,945	58,490
Total assets	$3,555,186	$3,549,204	$3,541,785	$3,502,819	$3,481,360
Liabilities and stockholders' equity
Liabilities
Deposits	$3,102,668	$3,099,761	$3,059,157	$2,998,691	$2,987,284
Borrowings	—	—	30,000	48,000	40,000
Other liabilities	56,296	60,598	57,497	54,382	57,565
Total liabilities	3,158,964	3,160,359	3,146,654	3,101,073	3,084,849
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	156	156	160	163	163
Additional paid in capital	127,153	126,106	136,181	147,552	151,425
Retained earnings	278,120	270,276	265,609	258,986	249,331
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,158)	(5,290)	(5,422)	(5,555)	(5,687)
Accumulated other comprehensive income (loss)	(4,049)	(2,403)	(1,397)	600	1,279
Total stockholders' equity	396,222	388,845	395,131	401,746	396,511
Total liabilities and stockholders' equity	$3,555,186	$3,549,204	$3,541,785	$3,502,819	$3,481,360
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 15,632,348 at September 30, 2022; 15,591,466 at June 30, 2022; 15,978,262 at March 31, 2022; 16,303,461 at December 31, 2021; and 16,307,658 at September 30, 2021.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Interest and dividend income
Loans	$33,245	$28,163	$27,895
Commercial paper	1,116	852	155
Debt securities available for sale	678	483	524
Other investments and interest-bearing deposits	888	628	731
Total interest and dividend income	35,927	30,126	29,305
Interest expense
Deposits	1,395	1,232	1,572
Borrowings	12	35	26
Total interest expense	1,407	1,267	1,598
Net interest income	34,520	28,859	27,707
Provision (benefit) for credit losses	3,987	3,413	(1,460)
Net interest income after provision (benefit) for credit losses	30,533	25,446	29,167
Noninterest income
Service charges and fees on deposit accounts	2,338	2,361	2,372
Loan income and fees	570	649	979
Gain on sale of loans held for sale	1,586	1,949	4,057
BOLI income	527	500	518
Operating lease income	1,585	1,472	1,540
Gain on sale of securities available for sale	—	1,895	—
Other	804	890	886
Total noninterest income	7,410	9,716	10,352
Noninterest expense
Salaries and employee benefits	14,815	14,709	15,280
Occupancy expense, net	2,408	2,491	2,317
Computer services	2,763	2,613	2,521
Telephone, postage, and supplies	603	621	650
Marketing and advertising	590	473	705
Deposit insurance premiums	542	432	566
Core deposit intangible amortization	34	42	93
Officer transition agreement expense	—	1,795	—
Merger-related expenses	474	—	—
Other	3,872	4,283	3,884
Total noninterest expense	26,101	27,459	26,016
Income before income taxes	11,842	7,703	13,503
Income tax expense	2,643	1,678	2,976
Net income	$9,199	$6,025	$10,527

Per Share Data

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net income per common share(1)
Basic	$0.61	$0.40	$0.66
Diluted	$0.60	$0.39	$0.65
Average shares outstanding
Basic	14,988,006	15,064,694	15,761,247
Diluted	15,130,762	15,245,673	16,146,611
Book value per share at end of period	$25.35	$24.94	$24.31
Tangible book value per share at end of period(2)	$23.70	$23.29	$22.73
Cash dividends declared per common share	$0.09	$0.09	$0.08
Total shares outstanding at end of period	15,632,348	15,591,466	16,307,658
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Performance ratios(1)
Return on assets (ratio of net income (loss) to average total assets)	1.02%	0.68%	1.20%
Return on equity (ratio of net income (loss) to average equity)	9.25	6.19	10.62
Tax equivalent yield on earning assets(2)	4.30	3.68	3.61
Rate paid on interest-bearing liabilities	0.24	0.21	0.27
Tax equivalent average interest rate spread(2)	4.06	3.47	3.34
Tax equivalent net interest margin(2) (3)	4.13	3.53	3.41
Average interest-earning assets to average interest-bearing liabilities	142.90	138.45	137.94
Noninterest expense to average total assets	2.89	3.09	2.96
Efficiency ratio	62.25	71.18	68.36
Efficiency ratio – adjusted(4)	60.72	69.41	67.80
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Asset quality ratios
Nonperforming assets to total assets(1)	0.20%	0.18%	0.16%	0.18%	0.19%
Nonperforming loans to total loans(1)	0.24	0.22	0.22	0.23	0.25
Total classified assets to total assets	0.54	0.61	0.61	0.65	0.65
Allowance for credit losses to nonperforming loans(1)	561.10	566.83	534.06	500.70	510.63
Allowance for credit losses to total loans	1.34	1.25	1.15	1.15	1.27
Net charge-offs (recoveries) to average loans (annualized)	0.01	(0.10)	(0.11)	0.15	(0.04)
Capital ratios
Equity to total assets at end of period	11.14%	10.96%	11.16%	11.47%	11.39%
Tangible equity to total tangible assets(2)	10.50	10.31	10.51	10.81	10.73
Average equity to average assets	11.00	10.93	11.32	11.28	11.27
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2022, there were $2.6 million of restructured loans included in nonaccruing loans and $4.4 million, or 64.2%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial real estate loans:
Construction and land development	$310,985	$291,202	251,668	226,439	187,900
Commercial real estate – owner occupied	336,456	335,658	332,078	323,434	329,252
Commercial real estate – non-owner occupied	661,644	662,159	688,071	709,825	715,324
Multifamily	79,082	81,086	82,035	80,071	88,188
Total commercial real estate loans	1,388,167	1,370,105	1,353,852	1,339,769	1,320,664
Commercial loans:
Commercial and industrial	205,606	192,652	167,342	162,396	153,612
Equipment finance	411,012	394,541	378,629	367,008	341,995
Municipal leases	130,777	129,766	130,260	131,078	142,100
PPP loans	238	661	2,756	19,044	28,762
Total commercial loans	747,633	717,620	678,987	679,526	666,469
Residential real estate loans:
Construction and land development	91,488	81,847	72,735	69,253	69,835
One-to-four family	374,849	354,203	347,945	356,850	384,901
HELOCs	164,701	160,137	155,356	158,984	163,734
Total residential real estate loans	631,038	596,187	576,036	585,087	618,470
Consumer loans	100,945	85,383	90,663	91,690	114,039
Total loans, net of deferred loan fees and costs	2,867,783	2,769,295	2,699,538	2,696,072	2,719,642
Allowance for credit losses – loans	(38,301)	(34,690)	(31,034)	(30,933)	(34,406)
Loans, net	$2,829,482	$2,734,605	$2,668,504	$2,665,139	$2,685,236
As of September 30, 2022, $30.5 million of commercial and industrial and $5.3 million of consumer loans were purchased from fintech partners. As of June 30, 2022, $17.5 million of commercial and industrial and $0.4 million of consumer loans were purchased from fintech partners. Although we value these strategic relationships, in August we temporarily paused purchases within both loan segments until the impact of the current economic environment upon these portfolios can be better understood.
Deposits

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Core deposits
Noninterest-bearing accounts	$794,242	$745,746	$704,344	$677,159	$711,764
NOW accounts	636,859	654,981	652,577	644,343	621,675
Money market accounts	960,150	969,661	1,026,595	1,010,901	987,650
Savings accounts	240,412	238,197	232,831	224,474	220,614
Total core deposits	2,631,663	2,608,585	2,616,347	2,556,877	2,541,703
Certificates of deposit	471,005	491,176	442,810	441,814	445,581
Total	$3,102,668	$3,099,761	$3,059,157	$2,998,691	$2,987,284

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2022	2022	2021
Noninterest expense	$26,101	$27,459	$26,016
Less: officer transition agreement expense	—	1,795	—
Less: merger expense	474	—	—
Noninterest expense – adjusted	$25,627	$25,664	$26,016

Net interest income	$34,520	$28,859	$27,707
Plus: tax equivalent adjustment	277	294	310
Plus: noninterest income	7,410	9,716	10,352
Less: gain on sale of securities available for sale	—	1,895	—
Net interest income plus noninterest income – adjusted	$42,207	$36,974	$38,369
Efficiency ratio	62.25%	71.18%	68.36%
Efficiency ratio – adjusted	60.72%	69.41%	67.80%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total stockholders' equity	$396,222	$388,845	$395,131	$401,746	$396,511
Less: goodwill, core deposit intangibles, net of taxes	25,683	25,710	25,742	25,780	25,830
Tangible book value	$370,539	$363,135	$369,389	$375,966	$370,681
Common shares outstanding	15,632,348	15,591,466	15,978,262	16,303,461	16,307,658
Book value per share at end of period	$25.35	$24.94	$24.73	$24.64	$24.31
Tangible book value per share at end of period	$23.70	$23.29	$23.12	$23.06	$22.73
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
(Dollars in thousands)
Tangible equity(1)	$370,539	$363,135	$369,389	$375,966	$370,681
Total assets	3,555,186	3,549,204	3,541,785	3,502,819	3,481,360
Less: goodwill and core deposit intangibles, net of taxes	25,683	25,710	25,742	25,780	25,830
Total tangible assets	$3,529,503	$3,523,494	$3,516,043	$3,477,039	$3,455,530
Tangible equity to tangible assets	10.50%	10.31%	10.51%	10.81%	10.73%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.